Exhibit 99.2

CPS TECHNOLOGIES CORP.

Statements of Operations and Other Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Product sales	$8,900,433	$8,803,695	$24,238,504	$24,388,272

Cost of product sales	7,043,948	7,301,129	20,546,352	20,318,390

Gross profit	1,856,485	1,502,566	3,692,152	4,069,882

Selling, general, and administrative expenses	1,498,738	1,226,484	4,115,567	3,527,223

Income (loss) from operations	357,747	276,082	(423,415)	542,659

Other income, net	163,349	45,483	455,722	114,985

Net income before income taxes	521,096	321,565	32,307	657,644
Income tax provision (benefit)	174,339	113,601	(58,017)	249,885

Net income	$346,757	$207,964	$90,324	$407,759
Other comprehensive income
Net unrealized gains (losses) on available for sale securities	17,132	(2,293)	13,773	7,913
Reclassification adjustment for gains included in net income	-	-	-	(16,237)
Total other comprehensive income (loss)	17,132	(2,293)	13,773	(8,324)
Comprehensive income	363,889	205,671	104,097	399,435

Net income per basic common share	$0.02	$0.01	$0.00	$0.03

Weighted average number of basic common shares outstanding	19,412,796	14,527,126	18,491,213	14,526,349

Net income per diluted common share	$0.02	$0.01	$0.00	$0.03

Weighted average number of diluted common shares outstanding	19,757,374	14,674,384	18,799,554	14,598,576

CPS TECHNOLOGIES CORP.

Balance Sheets (Unaudited)

	September 26,	December 27,
	2026	2025
ASSETS

Current assets:
Cash and cash equivalents	$2,791,195	$4,466,198
Marketable securities, at fair value	15,612,554	8,769,363
Accounts receivable-trade	4,703,028	5,235,307
Accounts receivable-other	291,019	380,948
Inventories, net	10,320,406	5,598,407
Prepaid expenses and other current assets	281,682	299,829
Total current assets	33,999,884	24,750,052
Property and equipment:
Production equipment	11,111,154	10,647,170
Furniture and office equipment	910,310	910,310
Leasehold improvements	997,830	997,830
Total cost	13,019,294	12,555,310
Accumulated depreciation and amortization	(11,058,355)	(10,877,927)
Construction in progress	537,975	459,671
Net property and equipment	2,498,914	2,137,054
Net intangible assets	18,539	21,778
Restricted cash	510,154	-
Right-of-use lease assets	8,829,210	336,000
Deferred taxes, net	2,325,327	2,266,854
Total assets	$48,182,028	$29,511,738

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,766,979	$3,363,233
Accrued expenses	832,504	907,910
Deferred revenue	513,910	238,044
Lease liabilities, current portion	163,000	162,000

Total current liabilities	5,276,393	4,671,187

Deferred revenue – long term	31,277	31,277
Long term lease liabilities	8,754,046	174,000

Total liabilities	14,061,716	4,876,464
Commitments & Contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 25,000,000 and 20,000,000 shares; issued 19,642,517 and 18,132,767 shares; outstanding 19,425,442 and 17,988,634 shares at September 26, 2026 and December 27, 2025, respectively	196,417	181,320
Additional paid-in capital	60,223,530	50,295,019
Accumulated other comprehensive income	13,912	139
Accumulated deficit	(25,379,567)	(25,469,891)
Less cost of 217,075 and 144,133 common shares repurchased at September 26, 2026 and December 27, 2025, respectively	(933,980)	(371,313)

Total stockholders’ equity	34,120,312	24,635,274

Total liabilities and stockholders’ equity	$48,182,028	$29,511,738